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                                                                     EXHIBIT 8.1


                               A. Timothy Scott
         Senior Vice President and Tax Counsel of Public Storage, Inc.
                    701 Western Ave. /./ Glendale, CA 91201
                          (818) 244-8080 x286 (voice)
                             (818) 548-9288 (fax)


                              September 10, 1999


Public Storage, Inc.
701 Western Avenue
Glendale, California  91201

                         Re:  Shelf Registration Tax Opinion
                              ------------------------------

Ladies & Gentlemen:

          As Senior Vice President and Tax Counsel of Public Storage, Inc. ("PSI"), I have examined the registration statement expected to be filed by PSI on Form S-4 with the Securities and Exchange Commission on or about the date of this opinion (the "Registration Statement," which includes the "Prospectus"). Unless otherwise defined in this opinion letter, capitalized terms used below have the same meaning as set forth in the Prospectus. The Prospectus relates to the offer and sale of up to $400,000,000 stated amount of shares of common stock, par value $.10 per share (the "Common Stock"), shares of preferred stock, par value $.01 per share (the "Preferred Stock"), shares of equity stock, par value $.01 per share (the "Equity Stock"), depositary shares representing a fractional interest in a share of Preferred Stock or Equity Stock (the "Depositary Shares"), and warrants to purchase Common Stock, Preferred Stock or Equity Stock (the "Warrants"). In connection with this registration, you have requested my opinion regarding certain federal income tax matters related to PSI.

          In preparing this opinion, I examined such documents as I considered necessary or appropriate for purposes of issuing this opinion, including the Registration Statement. I also relied upon certain representations, including representations set forth in a certificate of an officer of PSI regarding the assets, operations and activities of PSI in the past and as to the contemplated assets, operations and activities of PSI in the future. I have assumed that each representation and all other information that I reviewed is true and correct in all material respects and will remain true and correct, that representations or statements made to the knowledge of any person are correct without that or any similar qualification, that all obligations imposed by any documents on the parties have been or will be performed, and that the Registration Statement and the other information fairly describes the past and expected future actions of the parties as relevant to this opinion. I have not made an independent investigation of the accuracy or completeness of those matters. For example, I have not undertaken to review and determine whether each limited partnership or limited liability company in which PSI owns an interest properly
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Public Storage, Inc.
701 Western Avenue
Glendale, California  91201
Page 2

has been classified as a "partnership" for federal income tax purposes. Instead, I have relied upon representations as to the status of these entities for federal income tax purposes. If any one or more of these entities were to be classified as an association taxable as a corporation for federal income tax purposes, that might preclude PSI from qualifying as a real estate investment trust ("REIT") for federal income tax purposes and therefore could have a material adverse impact on this opinion.

          Based on the facts and representations and subject to the assumptions, qualifications and limitations referred to in this letter and in the Registration Statement, I am of the opinion that:

          (1) The discussion in the Prospectus under the headings "Federal Income Tax Consequences" and "Risk Factors--We would incur adverse tax consequences if we fail to qualify as a REIT" and "--We would incur a corporate level tax if we sell certain assets," fairly summarizes the material federal income tax considerations generally affecting purchasers of the securities registered pursuant to the Registration Statement. I note that the Prospectus does not currently address the federal income tax considerations that may be relevant to a holder of Preferred Stock, Equity Stock, Warrants or Depositary Shares. I understand that, in the event PSI issues such securities, PSI will prepare a supplement to the Prospectus that will address the federal income tax considerations that are likely to be material to a holder of such securities.

          (2) PSI is organized and operated so as to meet the requirements for qualification as a REIT as defined in Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the "Code").

          PSI's qualification and taxation as a REIT depends upon both PSI's satisfaction in the past, and PSI's ability to meet on a continuing basis in the future, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the levels of distributions to shareholders, the diversity of its stock ownership, and the lack of C corporation earnings and profits. These matters may also be affected by the tax treatment of various other entities that are owned by PSI, or have been acquired by PSI, such as Storage Trust Realty which merged into PSI on March 12, 1999. I have relied upon representations with respect to these matters and will not review or audit PSI's compliance with these requirements and am not rendering an opinion on those underlying matters. For example, I am not rendering an opinion as to whether: (1) any entity acquired by PSI qualified as a REIT prior to the acquisition, or (2) whether PSI
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Public Storage, Inc.
701 Western Avenue
Glendale, California  91201
Page 3

acquired or had any current or accumulated C corporation earnings and profits as a result of any merger. (For a discussion of certain considerations related to these issues, see the discussion in the Registration Statement under the caption "Federal Income Tax Considerations -Taxation of the Company - Requirements for Qualification.") Accordingly, no assurance can be given that the actual results of PSI's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, the diversity of its share ownership, and the absence of any C corporation earnings and profits for any given taxable year have satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT.

          This opinion is based on my interpretation of the federal income tax laws of the United States of America as they exist on the date of this letter and does not cover any state, local or foreign tax issues. I express no opinion regarding any tax or other issues except as is specifically set forth above.
The federal income tax laws, the regulations, and the judicial and administrative interpretation and application of those laws is subject to change at any time. Some issues under existing law that could significantly affect this opinion have not been authoritatively addressed by the IRS or the courts. Of course, any developments or changes in the law, including those reflected in future regulations, court decisions or administrative pronouncements, may affect the conclusions set forth in this letter, perhaps on a retroactive basis. This opinion is also expressly conditioned upon the truth and accuracy of the representations, warranties, assumptions, and facts upon which I have relied in issuing this opinion.

          This opinion represents my legal judgment as to the matters set forth above. An opinion of counsel does not have any binding effect and is not a guarantee that the IRS will agree with the assumptions, analysis, or conclusions of counsel. The IRS may assert contrary positions, and a court may reach conclusions contrary to the opinions expressed in this letter.

          This opinion is rendered to you in connection with the filing of the Registration Statement and is solely for your benefit in connection with that transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without my prior written consent. Unless required by applicable law, this opinion may not be disclosed to or otherwise made available to any other person, firm, corporation or other entity for any purpose, without my prior written consent. I disclaim any obligation to advise you of any change of law that occurs, or any facts of which I become aware, after the date of this opinion.
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Public Storage, Inc.
701 Western Avenue
Glendale, California  91201
Page 4


          I consent to the reference to me under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or amendments to the Registration Statement. In giving this consent, however, I do not admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

                             Very truly yours,


                             /s/ A. Timothy Scott


                             A. Timothy Scott